UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Aberdeen Chile Fund, Inc.
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Aberdeen Level I Script
(CONFIRM RECEIPT OF PROXY MATERIAL)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with Aberdeen.

I wanted to confirm that you have received the proxy material for the Special Meeting of Shareholders scheduled to take place on March 16, 2018.

Have you received the information?

(Pause for response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone. Your Board of Directors is unanimously recommending a vote “In Favor” of the proposal.

If “No” or negative response:

I would be happy to review the meeting agenda and record your vote by phone. However, the Board of Directors is unanimously recommending a vote “In Favor” of the proposal.

Would you like to vote along with the Board’s recommendation?

(Pause For Response)

(Review Voting Options with Stockholder If Necessary)

If we identify any additional accounts you own with Aberdeen before the meeting takes place, would you like to vote those accounts in the same manner as well?

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Thank you.  You will receive written confirmation of this vote within 3 to 5 business days.  Upon receipt, please review and retain for your records.  If you should have any questions please call the toll free number listed on the confirmation.  Mr. /Ms.            , your vote is important and your time is greatly appreciated.  Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY	Updated 2-28-2018

CLOSED-END FUND PROXY FACT SHEET FOR: THE ASIA TIGERS FUND

SPECIAL MEETING IMPORTANT DATES		SPECIAL MEETING LOCATION
Record Date	DECEMBER 18, 2017	OFFICES OF ABERDEEN ASSET MANAGEMENT INC.
Mail Date	FEBRUARY 21, 2018	1735 MARKET STREET, 32ND FLOOR
Meeting Date	MARCH 16, 2018 @ 1:00 PM EDT	PHILADELPHIA, PA 19103
ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	GRR	Inbound Line	1-888-288-0951
CUSIP	04516T105	Website	http://cef.aberdeen-asset.us

What are Shareholders being asked to vote on?

1.              To approve an Agreement and Plan of Reorganization between The Asia Tigers Fund, Inc. (the “Target Fund”) and Aberdeen Chile Fund, Inc. (the “Acquiring Fund”), pursuant to which the Target Fund would transfer substantially all of its assets to the Acquiring Fund, and the Acquiring Fund would assume all stated liabilities of the Target Fund, in exchange solely for newly issued shares of common stock of the Acquiring Fund, which will be distributed by the Target Fund to the shareholders of the Target Fund (although cash may be distributed in lieu of fractional shares) in the form of a liquidating distribution, and the Target Fund will be terminated and dissolved in accordance with its charter and Maryland law (a “Reorganization”).

BOARD OF DIRECTORS UNANIMOUS RECOMMENDATION — FOR

What is happening?

Shareholders of The Asia Tigers Fund, Inc. (“GRR”) are being asked to consider the Reorganization of The Asia Tigers Fund, Inc. into the Acquiring Fund at a special meeting of The Asia Tigers Fund, Inc. shareholders. The Asia Tigers Fund, Inc. Reorganization is not contingent upon the approval of any other Reorganization. Pursuant to a separate proxy statement/prospectus, shareholders of each of Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc. (“ABE”), Aberdeen Israel Fund, Inc. (“ISL”), Aberdeen Indonesia Fund, Inc. (“IF”), Aberdeen Latin America Equity Fund, Inc. (“LAQ”), Aberdeen Singapore Fund, Inc. (“SGF”) and Aberdeen Greater China Fund, Inc. (“GCH”), each a closed-end investment company, are also being asked to approve the reorganization of each such fund into the Acquiring Fund. The Acquiring Fund is an emerging markets equity income fund that seeks to provide both current income and long-term capital appreciation and is advised by Aberdeen Asset Managers Limited (“AAML” or the “Investment Adviser”).

Why are shareholders being asked to approve the Reorganizations?

The Asia Tigers Fund, Inc. was initially launched at a time when options for investors to obtain investment exposure to the types of securities in which GRR invests were limited. The markets in which GRR invests have evolved over time and there now are multiple ways in which investors can obtain that exposure. In addition, GRR’s shares have tended to trade in recent years at prices that are below their net asset value (“NAV”) per share, which is the differential between market price and NAV per share being hereinafter called the “discount”. GRR has taken certain actions to address the discount, including conducting periodic tender offers, adopting for a period of time an interval structure and implementing share buyback programs. These actions have not eliminated GRR’s discount nor have they reduced substantially the discount for significant periods of time. In addition, the actions taken to address GRR’s discount have resulted in a reduction of GRR’s assets and reduced the Board’s flexibility to consider additional efforts to address GRR’s discount that might further reduce GRR’s assets. GRR’s high expense ratio operates to adversely affect its investment returns. Further, institutional investors have accumulated significant holdings in GRR. Given the size of these holdings, GRR is vulnerable to shareholder proposals that could be costly, distracting to management and potentially detrimental to other investors. The other Target Funds have faced similar issues. In light of the changes in the markets and the potential for activism, an affiliate of the investment adviser of each Fund undertook an analysis of available alternatives, ultimately recommending a consolidation of all of the Funds into a single Aberdeen advised closed-end fund, which would be restructured to have an emerging markets equity income strategy, followed by a post-consolidation tender offer to provide liquidity at a price close to net asset value (“NAV”) to shareholders and increase the likelihood of shareholder support for the consolidation.

How are shareholders of GRR expected to benefit from the proposed Reorganizations?

It is expected that the GRR Reorganization will benefit GRR shareholders by providing the potential for:

i.                  a liquidity event;

ii.               continuity in investment advisory services;

iii.            potential for improved economies of scale and a lower gross and net operating expense ratio than GRR had prior to the GRR;

iv.           a dividend yield for the Combined Fund that is expected to be higher than GRR’s dividend yield prior to the GRR Reorganization, as a result of the income component of the Combined Fund’s investment objective and the use of leverage by the Combined Fund;

v.              greater secondary market liquidity for the Combined Fund’s shares of common stock (“common shares”), which may result in tighter bid-ask spreads;

vi.           potentially better trade execution for the Combined Fund’s shareholders when purchasing or selling the Combined Fund’s common shares;

vii.        potentially improved premium/discount levels for the Combined Fund’s common shares for a period of time following the Reorganizations;

viii.     operating and administrative efficiencies for the Combined Fund, including greater investment flexibility and investment options, greater diversification of portfolio investments, the ability to trade in larger positions and on more favorable transaction terms;

ix.           anticipated tax-free nature of the GRR Reorganization (although there may be tax impacts to shareholders as a result of portfolio trading activity before and after the GRR Reorganization and as a result of the tender offer, as described in this Proxy Statement/Prospectus);

x.              potential benefits from having fewer closed-end funds in the market, including an increased focus by investors on the remaining funds in the market (including the Combined Fund) and additional research coverage; and

xi.           potential benefits from having fewer similar funds in the same fund complex, including a simplified operational model and a reduction in risk of operational, legal and financial errors.

How will the Reorganizations affect the fees of the Target Funds?

GRR’s management fee is calculated slightly differently from the Combined Fund (for example, on the basis of “Managed Assets” defined below, compared to average weekly net assets). However, the Combined Fund’s contractual management fee rate is lower than the contractual management fee rate of GRR at all asset levels.

The contractual management fee of the Combined Fund will be at an annual rate of:

•                  0.90% of the first $250 million of the Combined Fund’s average weekly net assets;

•                  0.80% on the next $250 million; and

•                  0.75% on amounts above $500 million.

How will the Reorganizations affect expenses of the Target Funds?

The Combined Fund’s Total Expense Ratio will depend on the combination of the Funds in the proposed Reorganizations and the resulting size of the Combined Fund, and furthermore, there can be no assurance that future expenses will not increase or that any expense savings for any Fund will be realized.

It is estimated that the completion of all of the Reorganizations would result in a Net Total Expense Ratio for the Combined Fund of 1.38% pre-tender offer and 1.46% post-tender offer (assuming a maximum reduction in the Combined Fund’s net assets of 50% as a result of the capital gain distributions and tender offer) on a historical and pro forma basis for the 12-month period ended June 30, 2017.

In connection with the proposed Reorganizations, the Investment Adviser has contractually agreed to limit the total operating expenses of the Combined Fund (excluding leverage costs, taxes, interest, brokerage commissions and any non-routine expenses) from exceeding 1.20% of the average weekly net assets of the Fund on an annualized basis, for a period of two years from the date of the first Reorganization closing.

Will the name of the Fund change after the Reorganization is approved?

The Acquiring Fund’s Board of Directors approved certain additional changes to the Acquiring Fund’s investment policies, changes to the Acquiring Fund’s name (from Aberdeen Chile Fund, Inc. to Aberdeen Emerging Markets Equity Income Fund, Inc.) and ticker symbol (from CH to AEF).

Will the Combined Fund have a different investment strategy than my Fund?

The investment objectives, investment strategies, investment restrictions and investments risks of the Acquiring Fund and GRR have certain similarities and differences, which are described in the Proxy Statement/Prospectus. Specially, the Combined Fund will follow a multi-cap emerging markets equity income investment strategy that utilizes leverage.

What happens if shareholders of one or more Target Funds do not approve its Reorganization but shareholders of the other Target Funds approve their Reorganizations?

An unfavorable vote on a proposed Reorganization by the shareholders of one or more Target Funds will not affect the implementation of the Reorganizations of the other Target Funds if the other Reorganizations are approved by the shareholders of the other Target Funds.

If the GRR Reorganization is not approved, GRR would continue to exist and operate on a stand-alone basis. However, the investment adviser to GRR may, in connection with the ongoing management of the Fund and its product line, recommend alternative proposals for the Board, including liquidation or a re-solicitation of votes for the GRR Reorganization.

If approved, when will the GRR Reorganization and the anticipated tender offer take place?

Subject to the requisite approval of the shareholders of GRR and each other Target Fund with regard to the applicable Reorganization, it is currently expected that the consolidation will occur prior to the end of April 2018; however, this is subject to change depending on the timing of the GRR and other Target Fund shareholder approvals. Although it is anticipated that the Reorganizations would all be consummated on the same date, one or more Reorganizations could be delayed and occur at a later date.

The Combined Fund will conduct a tender offer for shares of the Combined Fund at 99% of NAV in an amount that, together with capital gains then-accrued by the Combined Fund and to be distributed in 2018, will aggregate up to a maximum distribution of 50%, and not less than 40%, of the net assets of the Combined Fund. Barring exceptional or unforeseen circumstances, the Combined Fund anticipates announcing the amount of the tender offer and an estimate of a special capital gains distribution within approximately 10 business days after the closing of the consolidation, both of which are expected to be completed and paid within approximately 60 days following the closing of the consolidation. These gains may still be offset by any capital losses realized during the Combined Fund’s fiscal year ending December 31, 2018.

What are the primary characteristics of the Combined Fund following the Reorganizations?

The Combined Fund will follow a multi-cap emerging markets equity income investment strategy that utilizes leverage. The Combined Fund will seek to provide both current income and long-term capital appreciation by investing, under normal market conditions, at least 80% of its net assets, plus any borrowings for investment purposes, in emerging market equity securities. Additionally, it is anticipated that the Combined Fund will begin using leverage for investment purposes through borrowing from a bank in an amount currently estimated to be approximately 10% of total assets. The countries that the Combined Fund’s portfolio management team currently estimates will have approximately 10% or more representation in the Combined Fund’s portfolio are Brazil, China and India. The countries that the Combined Fund’s portfolio management team currently estimates will have approximately 5% or more representation in the Combined Fund’s portfolio are Indonesia, Mexico, South Africa, Taiwan and Thailand. The sectors that the Combined Fund’s portfolio management team currently estimates will have approximately 10% or more representation in the Combined Fund’s portfolio are Consumer Staples, Financials, Information Technology and Telecom Services. The sectors that the Combined Fund’s portfolio management team currently estimates will have approximately 5% or more representation in the Combined Fund’s portfolio are Materials, Industrials, Consumer Discretionary and Real Estate. The Combined Fund’s portfolio management team’s estimates with respect to the percentages of leverage, country allocation and sector allocation are based on current market conditions and could significantly vary under different circumstances.

Does the Combined Fund intend to utilize leverage for investment purposes following the closing of the Reorganizations?

Although the Combined Fund will be permitted to utilize leverage for investment purposes upon the closing of the Reorganizations, it is not anticipated that the Combined Fund would implement leverage until after the proposed tender offer is completed. Management believes that with more certainty as to the size of the Combined Fund after the Reorganizations, it can seek more competitive proposals from potential lenders.

How similar are the Acquiring Fund and GRR?

The Acquiring Fund is advised by AAML and GRR is advised by Aberdeen Asset Management Asia Limited (“AAMAL”), each a wholly-owned subsidiary of Aberdeen Asset Management PLC (“Aberdeen PLC”). The Acquiring Fund is managed by Aberdeen’s Global Emerging Market’s (“GEM”) team and GRR is managed by Aberdeen’s Asian Equities team, which includes individuals who are also part of the larger GEM team.

Like GRR, the Acquiring Fund’s common shares are listed on the NYSE American.

The investment objectives, investment strategies and policies, investment restrictions and investment risks of the Acquiring Fund and GRR have certain similarities and differences, which are described in the Proxy Statement/Prospectus. See “COMPARISON OF GRR AND THE ACQUIRING FUND” in the Proxy Statement/Prospectus for a comparison of the Funds’ investment objectives, significant investment strategies and policies, and investment risks.

Each of GRR and the Acquiring Fund is organized as a Maryland corporation and each is a closed-end management investment company registered under the 1940 Act. The Acquiring Fund is a non-diversified investment company and GRR is a diversified investment company.

Although GRR and the Acquiring Fund are subject to Maryland corporate law, they have different Articles of Incorporation and By-Laws. The material terms of the Acquiring Fund’s and GRR’s organizational documents are described in the Proxy Statement/Prospectus under “CERTAIN PROVISIONS IN EACH FUND’S CHARTER AND BYLAWS; GOVERNING LAW”.

How will the Reorganizations be effected?

You will become a shareholder of the Acquiring Fund following the GRR Reorganization. You will receive newly issued common shares of the Acquiring Fund, par value $0.001 per share, the aggregate NAV (not the market value) of which will equal the aggregate NAV (not the market value) of the common shares of GRR that you held immediately prior to the GRR Reorganization (although you may receive cash for fractional shares). The NAV of GRR and the Acquiring Fund will reflect the applicable costs of the GRR Reorganization, except to the extent that GRR’s costs exceed its expense limitation. The market value of the common shares of the Combined Fund you receive may be less than the market value of the common shares of the GRR shares you held prior to the Reorganization.

Have common shares of the Target Funds and the Acquiring Fund historically traded at a premium or a discount to its respective NAVs?

The common shares of both GRR and the Acquiring Fund have historically fluctuated between a discount and a premium. As of September 15, 2017, both GRR and the Acquiring Fund traded at a discount to its respective NAV.

To the extent that GRR is trading at a wider discount (or a narrower premium) than the Acquiring Fund at the time of the GRR Reorganization, GRR shareholders would have the potential for an economic benefit by the possible narrowing of the discount (or widening of the premium). To the extent that GRR is trading at a narrower discount (or wider premium) than the Acquiring Fund at the time of the GRR Reorganization, GRR shareholders may be negatively impacted if the GRR Reorganization is consummated. The Combined Fund shareholders would only benefit from a discount perspective to the extent the post-Reorganization discount (or premium) improves. There can be no assurance that, after the GRR Reorganization, common shares of the Combined Fund will trade at, above or below NAV.

Will I have to pay any sales load, commission or other similar fees in connection with the Reorganizations?

You will pay no sales loads or commissions in connection with the GRR Reorganization.

Who will bear the costs associated with the Reorganizations?

Regardless of whether the GRR Reorganization is completed, however, the costs associated with the proposed Reorganizations, including the costs associated with the Special Meeting, will be borne directly by GRR (if GRR is incurring the expense directly) or will otherwise be allocated among the Target Funds proportionately based on relative net assets, except that the Investment Adviser or its affiliate will bear Reorganization costs of GRR and any other Target Fund to the extent that such costs exceed its contractual expense limitation, if any, as discussed more fully in the Proxy Statement/Prospectus. As of September 15, 2017, AAMAL expects to bear such expenses for GRR because its current expenses already exceed its contractual expense limitation. AST Fund Solutions, the Funds’ proxy solicitor, is mentioned on page 12 of the Joint Proxy Statement.

Will I have to pay any U.S. federal taxes as a result of the Reorganizations?

The GRR Reorganization is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the GRR Reorganization so qualifies, in general, shareholders of GRR will recognize no gain or loss for U.S. federal income tax purposes upon the exchange of their common shares for Acquiring Fund common shares pursuant to the GRR Reorganization (except with respect to cash received in lieu of fractional shares). Additionally, GRR will recognize no gain or loss for U.S. federal income tax purposes by reason of the GRR Reorganization, except for any gain or loss that may be required to be recognized solely as a result of the close of GRR’s taxable year due to the Reorganization. Neither the Acquiring Fund nor its shareholders will recognize any gain or loss for U.S. federal income tax purposes pursuant to the GRR Reorganization.

Prior to the closing date of the GRR Reorganization (the “Closing Date”), GRR will declare a distribution to its shareholders that, together with all previous distributions, will have the effect of distributing to shareholders all of GRR’s investment company taxable income (computed without regard to the deduction for dividends paid), if any, through the Closing Date, all of its net capital gains, if any, through the Closing Date, and all of its net tax-exempt interest income, if any, through the Closing Date. Such a distribution will be taxable to GRR’s shareholders for U.S. federal income tax purposes.

What are the U.S. federal tax consequences of the proposed tender offer both to: (i) existing shareholders who participate in the tender offer and (ii) existing shareholders who choose not to participate in the tender offer?

Generally, all U.S. shareholders (other than tax-exempt shareholders) of the Combined Fund who sell shares in the tender offer are expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted cost basis in the shares, except that in certain circumstances a tendering shareholder who does not have a complete termination of his or her interest in the Combined Fund may be treated as having received a distribution from the Combined Fund (rather than having recognized gain or loss from a sale). The sale date for tax purposes will be the date the Combined Fund accepts shares for purchase. Participating shareholders should consult their tax adviser regarding specific tax consequences, including potential state, local and foreign tax consequences. Shareholders of the Combined Fund who choose not to tender will retain their investment in the Combined Fund and therefore generally will not trigger a taxable event at that time. The Combined Fund will be required to sell portfolio securities in order to raise cash to pay the tender offer proceeds, which will also result in portfolio transaction costs and possibly generate capital gains. The Combined Fund currently expects to use tax equalization accounting adjustments to reduce the impact of the net capital gains required to be distributed for ongoing shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1

VOTING METHODS

PHONE:

To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card.  Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

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TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.

INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online At:
http://www.aberdeengrr.com/en/usclosedgrr/announcements